EXHIBIT 10.34

RSU Agreement

Periodic Vest

7-04

RESTRICTED STOCK

UNIT AWARD AGREEMENT

This Restricted Stock Unit Award (“Award”) is made this      day of              2004 (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to                              (the “Grantee”).

WHEREAS, Grantee is receiving the Award under the [PLAN NAME], as amended (the “Plan”); and

WHEREAS, the Award is a special grant of Motorola restricted stock units.

WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and restrictions applicable to the restricted stock units as set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:

1. Award of Restricted Stock Units. The Company hereby grants to Grantee a total of                          (            ) Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below.

2. Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.

a. Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer restrictions.

b. Any Units still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason, other than death or Total and Permanent Disability. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(a).

c. If Grantee engages, directly or indirectly, in any activity which is in competition with any activity of Motorola or any Subsidiary, or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Motorola or any Subsidiary, all Units shall be forfeited. This determination shall be made by the Compensation and Leadership Committee of the Company’s Board of Directors (the “Committee”).

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

3. Lapse of Restrictions.

a. The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

(i)	(Insert progressive vesting schedule);

(ii)	Upon a Change in Control of the Company (as defined by the Defined Plan);

(iii)	Upon termination of Grantee’s employment by Motorola or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

(iv)	If the Grantee dies.

b. If the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. The Restrictions will continue to lapse while the Grantee is on a Leave of Absence. “Leave of Absence” means a leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

c. To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.

4. Adjustments. If the number of outstanding shares of Motorola Common Stock (“Common Stock”) is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5. Dividend Equivalents. Upon the Company’s payment of a cash dividend with respect to its Common Stock, the number of Units shall be increased by the number obtained by dividing the amount of dividend the Grantee would have received had the Grantee owned a number of shares of Common Stock equal to the number of Units then credited to his or her account by the closing price of the Company’s Common Stock on the last trading day before the date of the dividend payment, as reported for the New York Stock Exchange – Composite Transactions in the Wall Street Journal, Midwest edition. If a dividend is paid in shares of stock of another company or in other property, the Grantee will be credited with the number of shares of that company or the amount of property which would have been received had the Grantee owned a number of shares of Common Stock equal to the number of Units credited to his or her account. The shares or other property so credited will be subject to the same Restrictions and other terms and conditions applicable to the Units and will be paid out in kind at the time the Restrictions lapse.

6. Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed plus, in either case, a cash payment equal to the value of any fractional Unit then credited to the Grantee’s account.

7. Withholding Taxes. The Company is entitled to withhold an amount equal to Motorola’s required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Units. Grantee may satisfy any withholding obligation in whole or in part by electing to have Motorola retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the minimum amount required to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the last trading day before the date the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal, Midwest edition.

8. Voting and Other Rights.

a. Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b. The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

9. Consent to Transfer Personal Data By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.

10. Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services.

11. Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

12. Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Illinois.

13. Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

14. Actions by the Committee. The Committee may delegate its authority to administer this Agreement. The action and determinations of the Committee or delegate shall be binding upon the parties.

15. Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to you of the grant of this Award (“Email Notification Date”), you agree to be bound by the foregoing terms and conditions, the Plan and any and all rules and regulations established by Motorola in connection with awards issued under the Plan. If you do not electronically accept this Award within 30 days of the Email Notification Date you will not be entitled to the Units.

16. Plan Documents. The Plan and the Prospectus for the Plan are available at http://myhr.mot.com/finances/stock_options/index.jsp or from Motorola Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, USA (847) 576-7885.

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